Exhibit 99.1

2trg (fka Technology Recycling Group) Balance Sheet
April 30, 2013

ASSETS

Current Assets Petty Cash	$146.91
Fifth Third Operating Account	(13,054.24)
Paypal Account	382.90
Accounts Receivable	324,760.18
Allowance for Bad Debts	(6,703.54)
Allowance for Customer Credits	(13,349.50)
Clearing Account	(815.79)
Inventory - Supplies	6,203.40
Inventory - Tools	19,374.73
Work in Process	65,524.00
Prepaid Expenses	47,996.28
Employee Advances	42,709.31
Start Up Costs- Geneva	17,431.90
Utilities Deposits	5,755.00

Total Current Assets		496,361.54

Property and Equipment Furniture and Fixtures	31,888.89
Equipment	1,190,930.28
Monitor Machine	593,393.51
Automobiles	133,864.68
Software	115,352.31
Leasehold Improvements	109,742.74
Accum. Depreciation - Furnitur	(24,763.18)
Accum. Depreciation - Equipmen	(540,208.59)
Accum. Depreciation - Monitor	(375,215.76)
Accum. Depreciation - Automobi	(94,684.57)
Accum. Depreciation - Software	(71,046.81)
Accum. Depreciation - Leasehol	(41,241.02)

Total Property and Equipment		1,028,012.48

Other Assets
Accum. Amort. - NY Start-Up	(17,431.90)
Deposits	26,084.52

Total Other Assets		8,652.62

Total Assets		$1,533,026.64

Unaudited - For Management Purposes Only

2trg (fka Technology Recycling Group) Balance Sheet
April 30, 2013

LIABILITIES AND CAPITAL

Current Liabilities Accounts Payable	$1,461,190.24
Accrued Expenses	145,471.90
Wages Payable	44,119.32
Sales Tax Payable	221.66
KY Sales Tax	53.47
NY WH	6.83
Current Portion Long-Term Debt	242,588.06
Bank Line of Credit	385,000.00

Total Current Liabilities		2,278,651.48

Long-Term Liabilities Notes Payable-Shareholder	25,000.00

Capital Lease - Phones	15,652.15
Current Portion Long Term Debt	(242,588.06)
N/P Equipment Finance	126,066.80
N/P Equipment Finance #2	215,051.28
Note Payable - Truck Purchase	28,457.24
Note Payable - City of Geneva	67,659.72
Capital Lease - Wells Fargo	67,237.34
Capital Lease - Quicklease	118,861.76

Total Long-Term Liabilities		421,398.23

Total Liabilities		2,700,049.71

Capital Common Stock	1,500.00
Paid-in Capital	250.00
Retained Earnings	(1,053,093.87)
Net Income	(115,679.20)

Total Capital		(1,167,023.07)

Total Liabilities & Capital		$1,533,026.64

Unaudited - For Management Purposes Only